Exhibit 99.2

SEESMART TECHNOLOGIES, INC.

Unaudited Condensed Financial Statements

September 30, 2012 and 2011

Seesmart Technologies, Inc.

Condensed Balance Sheets (Unaudited)

	September 30, 2012	December 31, 2011
ASSETS
Current Assets:
Cash and cash equivalents	$181,592	$813,176
Trade accounts receivable, net of allowance for doubtful accounts of $397,756 in 2012 and $214,017 in 2011	1,762,635	1,721,437
Inventories	951,335	1,028,776
Prepaid expenses	166,823	155,863
Notes receivable from officers	230,000	—
Other assets	178	6,908

Total current assets	3,292,563	3,726,160
Property and equipment, net	242,602	349,959
Other assets	21,033	20,000

	$3,556,198	$4,096,119

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current Liabilities:
Accounts payable	$2,170,257	$1,883,368
Accrued liabilities	1,329,240	1,570,265
Deferred revenue	225,339	532,062
Customer deposits	1,388,337	1,292,330
Factor liability	530,550	—
Other debt	24,235	30,130
Notes payable to stockholder	—	300,000
Convertible notes payable	2,564,056	2,293,137
Other current liabilities	87,001	230,760

Total current liabilities	8,319,015	8,132,052
Deferred revenue	1,299,642	1,245,472

Total liabilities	9,618,657	9,377,524
Commitments and contingencies (Note 4)
Stockholders’ Deficit:
Preferred stock, $0.001 par value, 10,000,000 shares authorized, none issued and outstanding	$—	$—
Common stock, $0.001 par value, 250,000,000 shares authorized, 110,365,367 and 103,874,376 issued and outstanding at September 30, 2012 and December 31, 2011, respectively	110,365	103,874
Additional paid-in capital	7,007,662	3,525,095
Accumulated deficit	(13,180,486)	(8,910,374)

Total stockholders’ deficit	(6,062,459)	(5,281,405)

Total liabilities and stockholders’ deficit	$3,556,198	$4,096,119

See accompanying notes to unaudited condensed financial statements.

Seesmart Technologies, Inc.

Condensed Statements of Operations (Unaudited)

	Nine Months Ended September 30,
	2012	2011
Net sales	$5,942,396	$6,173,520
Cost of sales	4,091,556	4,189,652

Gross profit	1,850,840	1,983,868
Operating expenses:
Selling, general and administrative	4,243,699	3,454,795

Total operating expenses	4,243,699	3,454,795

Operating loss	(2,392,859)	(1,470,927)
Non-operating expense:
Interest expense	(177,253)	(182,347)
Loss on extinguishment of debt	(1,700,000)	—

Total non-operating expense	(1,877,253)	(182,347)

Loss before income taxes	(4,270,112)	(1,653,274)
Provision for income taxes	—	—

Net loss	$(4,270,112)	$(1,653,274)

Basic and diluted loss per common share	$(0.04)	$(0.02)

Basic and diluted weighted average shares outstanding	105,616,147	100,918,708

See accompanying notes to unaudited condensed financial statements.

Seesmart Technologies, Inc.

Condensed Statements of Stockholders’ Deficit (Unaudited)

	Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount
Balance, January 1, 2011	97,844,307	$97,844	$1,673,344	$(6,527,432)	$(4,756,244)
Proceeds of equity offerings	4,810,121	4,810	1,240,372	—	1,245,182
Stock issued for services	1,219,948	1,220	518,727	—	519,947
Beneficial conversion feature on convertible debt	—	—	92,652	—	92,652
Net loss	—	—	—	(2,382,942)	(2,382,942)

Balance, December 31, 2011	103,874,376	$103,874	$3,525,095	$(8,910,374)	$(5,281,405)
Stock issued on extinguishment of debt	4,000,000	4,000	2,036,000	—	2,040,000
Proceeds of equity offerings	1,950,991	1,951	998,049	—	1,000,000
Beneficial conversion feature on convertible debt	—	—	173,658	—	173,658
Stock issued for services	540,000	540	274,860	—	275,400
Net loss	—	—	—	(4,270,112)	(4,270,112)

Balance, September 30, 2012	110,365,367	$110,365	$7,007,662	$(13,180,486)	$(6,062,459)

See accompanying notes to unaudited condensed financial statements.

Seesmart Technologies, Inc.

Condensed Statements of Cash Flows (Unaudited)

	Nine Months Ended September 30,
	2012	2011
Cash flows from operating activities:
Net loss	$(4,270,112)	$(1,653,274)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	121,689	138,086
Stock issued for services	275,400	519,947
Non-cash interest expense	66,577	46,326
Loss on extinguishment of debt	1,700,000	—
Changes in operating assets and liabilities:
(Increase) decrease in:
Trade accounts receivable, net	(41,198)	(1,127,971)
Inventories	77,441	(515,203)
Prepaid expenses	(10,960)	(133,553)
Other assets	5,697	(6,908)
Increase (decrease) in:
Accounts payable	286,889	249,482
Accrued expenses	(201,025)	115,759
Other payables	(143,759)	9,084
Deferred revenue and customer deposits	(156,546)	900,725

Net cash used in operating activities	(2,289,907)	(1,457,500)

Cash flows from investing activities:
Purchase of property and equipment	(14,332)	(159,065)
Loans to officers	(270,000)	—
Repayment of loans to officers	40,000	—

Net cash used in investing activities	(244,332)	(159,065)

Cash flows from financing activities:
Payments on debt	(842,895)	(981,183)
Proceeds from issuance of debt	1,215,000	2,316,300
Proceeds from issuance of common stock	1,000,000	1,182,212
Net advances from factor	530,550	—

Net cash provided by financing activities	1,902,655	2,517,329

Net change in cash and cash equivalents	(631,584)	900,764
Cash and cash equivalents, beginning of period	813,176	39,429

Cash and cash equivalents, end of period	$181,592	$940,193

See accompanying notes to unaudited condensed financial statements.

Seesmart Technologies, Inc.

Notes to Unaudited Condensed Financial Statements

(1)	Summary of Significant Accounting Policies

(a)	Description of Business

Seesmart Technologies, Inc. (Seesmart, the Business or the Company) consists of the business acquired by Revolution Lighting Technologies, Inc. (Revolution) on December 20, 2012 for consideration of $10.1 million in cash, 7.7 million shares of common stock and 11,915 shares of Series D convertible preferred stock. The Business was operated under various capital and legal structures as a result of recapitalization transactions reflected in these condensed financial statements and described below. The legal entities through which the Business as operated are Seesmart, Inc., a Delaware corporation, Seesmart Holdings, Inc., a Canadian corporation and Seesmart Technologies, Inc., a Nevada corporation. The Business was the only asset and represents the sole operations of the entities throughout the periods presented.

The Business is a manufacturer, distributor and marketer of lighting solutions that exclusively utilize light emitting diodes (LEDs) as their light source. The Company has designed and developed an extensive product line and manufactures products both in the United States and through several contract manufacturers in Asia. The Company’s products are specifically designed for use in both retrofit and new construction applications by commercial, industrial, government and, to a lesser extent, residential customers. The Company distributes its products through an exclusive distribution network as well as through direct sales channels.

(b)	Mergers

In January 2011, in connection with the merger of Acropolis Finance, Inc. (Acropolis), a shell company with no assets and minimal liabilities, with Seesmart, Inc., Acropolis acquired all the outstanding shares of Seesmart, Inc. in exchange for its own shares. Subsequently Acropolis changed its name to Seesmart Holdings, Inc. As a result of the recapitalization transaction, the shareholders of Seesmart, Inc. acquired 86% of the voting shares of the combined entities. The transaction has been accounted as a reverse merger of Seesmart, Inc. by Acropolis, with Seesmart being the accounting acquirer. Accordingly, the condensed financial statements reflect the historical financial position and results of operations of Seesmart for all periods presented.

In February 2012, Seesmart Holdings, Inc. (Holdings) and OneFi Technology, Inc. (OneFi), a shell corporation with no assets and minimal liabilities, entered into a merger agreement pursuant to which OneFi acquired all the outstanding shares of Seesmart, Inc., Holdings’ only asset, in exchange for newly issued shares of OneFi. As an integral part of the transaction the principal shareholders of Holdings acquired a direct controlling interest in OneFi by acquiring the majority of the common shares of OneFi immediately prior to the merger. The recapitalization transaction has been accounted for as a reverse merger of Seesmart, Inc. by OneFi, which was renamed Seesmart Technologies, Inc. In addition then outstanding convertible notes of Seesmart, Inc. were converted to convertible notes of Seesmart Technologies, Inc.

(c)	Basis of Presentation

All share data included in these condensed financial statements reflect the impact of the recapitalizations described above in a manner similar to stock splits or reverse stock splits. Stockholders’ deficit, including all share and per share amounts, for all periods presented have been retroactively adjusted to reflect the number of shares of common stock outstanding of OneFi at the time of the merger with Seesmart, Inc.

Seesmart Technologies, Inc.

Notes to Unaudited Condensed Financial Statements

These condensed financial statements do not reflect any adjustments that may be required as a result of the acquisition of the Business by Revolution Lighting Technologies Inc. on December 20, 2012.

The condensed financial statements are presented in accordance with accounting principles generally accepted in the United States of America (U.S. GAAP) as they apply to interim financial statements. Accordingly, they do not include all information and disclosures required to be included in annual financial statements and should be read together with the audited financial statements for the years ended December 31, 2010 and 2011 (the Annual financial Statements) included elsewhere in this Current Report on Form 8-K/A. These condensed financial statements do not repeat disclosures that would substantially duplicate disclosures included in the Annual Financial Statements and details of accounts that have not changed significantly in amounts or composition. In the opinion of management they reflect all adjustments, consisting of normal and recurring adjustments, in accordance with U.S. GAAP as they apply to interim financial statements.

(d)	Use of Estimates

The preparation of the financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts in the financial statements and notes thereto. Significant estimates and assumptions reflected in the financial statements include, but are not limited to: revenue recognition, the allowance for doubtful accounts, inventory valuation, accrued liabilities, warranty reserve, income taxes, fair value of common stock issued for services, accounting for merger transactions and evaluating long-lived assets for impairment. Actual results could differ significantly from those estimates.

(e)	Liquidity

In order to fund the Company’s business and operations, the Company has relied primarily upon sales of core products and management of working capital. The Company has also received loans from shareholders and other individuals familiar with the Company or certain of its distributors and upfront licensing fees from their distributors.

At September 30, 2012, the Company had cash and cash equivalents of $181,592. Management believes that current resources will be sufficient to fund operations and future expenditures for the foreseeable future. In that regard, subsequent to the December 20, 2012 acquisition of the Business by Revolution, the Business received working capital contributions from Revolution aggregating approximately $5,345,000. Projected expenditures are based upon numerous assumptions and subject to many uncertainties, and the actual expenditures may be significantly different from projections. Although the Company has obtained a financing facility, the Company may be required to obtain additional funding in order to execute its long-term business plans; however it does not currently have commitments from any third parties to provide it with working capital. If the Company fails to obtain additional funding when needed, it may not be able to execute its business plans and the business may suffer, which would have a material adverse effect on its financial position, results of operations, and cash flows.

(f)	Accounts Receivable

Accounts receivable are recorded at the invoiced amount and do not bear interest. Amounts collected on accounts receivable are included in net cash provided by operating activities in the statements of cash flows. The Company maintains an allowance for doubtful accounts for estimated losses

Seesmart Technologies, Inc.

Notes to Unaudited Condensed Financial Statements

expected in its accounts receivable portfolio. In establishing the required allowance, management considers historical losses adjusted to take into account current market conditions and the customers’ financial condition, the amount of receivables in dispute, and the current receivables aging and current payment patterns. Past due balances are reviewed individually for collectability. Account balances are charged off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote. The provision for doubtful accounts is recorded in the financial statements as an operating expense.

(g)	Inventories

Inventories, which primarily consist of purchased products for resale, are stated at the lower of cost or market. Cost is determined using the first-in, first-out method. At September 30, 2012 and December 31, 2011 approximately $827,419 and $746,599, respectively, was held by the Company’s logistics supplier. Cash received in advance from our logistics supplier is included in customer deposits.

(h)	Warranties and Product Liability

Since inception, the Company’s products are warranted to be free of defects in materials and workmanship for periods ranging from one to seven years as applicable based on the product group. All warranties are limited to the replacement of the applicable product solely during the applicable warranty period upon verification of purchase and proof of proper use and handling.

Changes in the Company’s warranty liability for the nine months ended September 30, 2012 are as follows:

Warranty reserve at January 1, 2012	$295,963
Provisions for current period sales	148,834
Current period claims	(195,295)

Warranty reserve at September 30, 2012	$249,502

(i)	Common Stock Issuances

The Company issues common stock to raise capital, to settle debt obligations, and to pay for services rendered, and to satisfy the conversion of convertible debt; generally common stock shares issued are fully vested. Cash proceeds from common stock offerings are recorded net of the issuance costs. Common stock shares issued to settle nonconvertible debt and to pay for services is recorded based on the estimated value of the share issued which is determined by reference to market prices and the proceeds of common stock issued for cash in the period in which the debt or services are settled. Although after the Acropolis merger, the Company’s shares traded on the Frankfurt Stock Exchange and after the OneFi merger, the Company’s shares were traded in the U.S. over-the-counter, share volume was not sufficient to establish an active trading market for use to value shares issued by the Company.

(j)	Major Customers

The Company recorded revenue from one major customer representing approximately 19% of the Company’s revenue for the nine months ended September 30, 2012. The Company recorded revenue from two major customers representing approximately 21% and 16% of the Company’s revenue for the nine months ended September 30, 2011.

Seesmart Technologies, Inc.

Notes to Unaudited Condensed Financial Statements

(k)	Major Suppliers

The Company made purchases from one major supplier representing approximately 14% of total net purchases for the nine months ended September 30, 2012. The Company made purchases from two major suppliers representing approximately 38% and 10% of total net purchases for the nine months ended September 30, 2011.

(l)	Loss per share

Basic loss per share is computed by dividing net loss by the weighted average common shares outstanding for the period. Diluted loss per share is computed giving effect to all potentially dilutive common shares. In periods in which a net loss has been incurred, all potentially dilutive common shares are considered anti-dilutive and are excluded from the calculation. Common stock equivalents of 5,613,125 and 4,825,625 relating to the Company’s convertible notes payable on an as if converted basis have not been included in the calculation of net loss per share for the nine months ended September 30, 2012 and 2011, respectively, because the effect is anti-dilutive.

(2)	Debt

Convertible Notes Payable—During 2011, the Company issued $2,316,300 of convertible notes payable that mature within one year and bear interest at 8%. At the holders’ option, the notes are convertible into shares of the Company’s common stock at a conversion price of $0.48 per share. The Company may voluntarily repay the notes prior to their maturity date together with a premium of 10% on the principal. The holders of the notes have the right to accelerate repayment upon a change in control together with a premium of 20% on the principal. The notes do not contain debt covenants.

The Company reviewed the convertible debt in accordance with FASB ASC 470-20, “Debt with Conversion and Other Options” to determine if a beneficial conversion feature (BCF) was present. As the conversion option was in-the-money at issuance, the Company recognized a BCF. Of the total proceeds received, $92,652 was allocated to the BCF at issuance and was recorded as a reduction to the carrying value of the convertible notes payable.

In January 2012, the Company entered into an offer with existing note holders to exchange the convertible notes for new convertible notes with terms that mirror the existing convertible notes. During the nine months ended September 30, 2012, the Company redeemed $837,000 of the existing convertible notes for cash. The Company exchanged the remaining $1,479,300 of the existing convertible notes for new convertible notes. In addition, the Company issued $1,215,000 of new convertible notes to new note holders. As the conversion option was in-the-money at issuance, the Company recognized a BCF. Of the total consideration received, $173,658 was allocated to the BCF at issuance and was recorded as a reduction to the carrying value of the convertible notes payable. The value of the BCF is accreted back to the carrying value of the convertible notes payable as non-cash interest expense. For the nine months ended September 30, 2012 and 2011, the Company recorded non-cash interest expense totaling $66,577 and $46,326, respectively.

The Company also considered ASC 815-15, “Embedded Derivatives” related to the conversion feature of the notes, the Company’s repurchase rights, and the holders’ accelerated redemption rights upon a change in control. The Company determined that the holders’ accelerated redemption rights represented an embedded derivative and should be bifurcated from the host debt. However, due to the insignificant fair value resulting from the probability assessment at issuance, at September 30, 2012 and at December 31, 2011, no value was ascribed to the derivative liability.

Seesmart Technologies, Inc.

Notes to Unaudited Condensed Financial Statements

Notes Payable to Stockholder—On September 1, 2009, shareholder Frank Lo loaned the Company $500,000 bearing interest at a rate of 6% per year and maturing on January 1, 2014. On June 29, 2012, the Company’s $300,000 remaining loan balance owed to Mr. Lo had accrued interest of $40,000 for a total $340,000 liability. On that date, the Company settled the obligation in exchange for 4,000,000 shares of the Company’s common stock. The estimated fair value of the shares issued, based on the value of third party share issuances for cash in that same timeframe, approximated $0.51 per share or $2,040,000. Accordingly, the Company recognized a $1,700,000 loss on debt extinguishment.

Other Debt—On November 14, 2010, the Company entered into a secured financing arrangement for $39,300 with Chase Bank for the purchase of a motor vehicle. Under the terms of the arrangement, the Company makes a monthly principal payment of $655. The remaining balance as of September 30, 2012 is $24,235, which is the total balance for non-convertible notes payable. The remaining balance as of December 31, 2011 is $30,130.

In August 2012 the Company entered into a factoring arrangement with a financing institution pursuant to which the Company sells eligible receivables as defined in the related agreement on a full recourse basis. The agreement expires in August 2013 but is automatically extended unless the Company provides prior written notice to terminate the agreement between 45 and 90 days prior to expiration. The arrangement has been accounted as a financing. At September 30, 2012, the amount outstanding under the facility amounted to $530,550.

(3)	Statements of Cash Flows

Interest payments for the nine months ended September 30, 2012 and 2011 were approximately $110,676 and $136,021, respectively. No income taxes were paid in either period. During 2012, the Company issued 4,000,000 shares of common stock to settle debt and accrued interest of $340,000. The Company also exchanged convertible notes maturing in 2012 aggregating to $1,479,300 for an equivalent amount of convertible notes with similar terms expiring in 2013.

(4)	Contingencies

The Company is subject to legal actions and potential claims losses, incurred and reported, as well as incurred but not reported. A lawsuit was filed on January 20, 2011 against Seesmart Inc. on behalf of a distributor claiming a breach of their distribution agreement, which was entered into on April 29, 2010. On May 2, 2012, the Company settled the suit with the distributor.

In the ordinary course of conducting its business, the Company becomes involved in various claims and legal actions. In the opinion of management, the ultimate disposition of these matters will not have a material adverse effect on the Company’s financial position, results of operations, or liquidity.

(5)	Related Party Transactions

The Company had two loans from Raymond Sjolseth, officer and shareholder. The Company repaid the outstanding balance of $300,000 during 2011.

The Company had two loans from Ken Ames, officer and shareholder. The Company repaid the outstanding balance of $300,000 during 2011.

The Company had a loan from Ask Diversified, a company affiliated with Raymond Sjolseth and Ken Ames, officers and shareholders. The Company repaid the outstanding balance of $214,170 during 2011.

In July 2012, the Company made loans to Ken Ames and Raymond Sjolseth, officers and shareholders, in the amount of $150,000 and $120,000, respectively. Mr. Ames repaid $40,000 of his loan in August 2012.

Seesmart Technologies, Inc.

Notes to Unaudited Condensed Financial Statements

The Company obtained management services from Progress 44, Inc., a company affiliated with Raymond Sjolseth, officer and shareholder. The Company paid $190,000 and $164,167 to Progress 44, Inc. for the nine months ended September 30, 2012 and 2011, respectively.

The Company obtained services from Ask Diversified, a company affiliated with Raymond Sjolseth and Ken Ames, officers and shareholders. The Company paid $0 and $207,671 to Ask Diversified for the nine months ended September 30, 2012 and 2011, respectively.

The Company obtained contract labor from Michelle Ames, a relative of Ken Ames, officer and shareholder. The Company paid $0 and $2,500 to Michelle Ames for the years ended September 30, 2012 and 2011, respectively.

A consulting firm owned by the Company’s chief operating officer, provides consulting services to a distributor of the Company. The Company recorded revenue totaling $1,205,407 and $936,991 from this distributor for the nine months ended September 30, 2012 and 2011, respectively. At September 30, 2012 and December 31, 2011, the Company had accounts receivable due from the distributor totaling $434,986 and $424,827, respectively.

On February 29, 2012, immediately prior to the merger with the Company, OneFi issued 12,601,383 shares to London Finance Group and its affiliates to settle pre merger obligations of OneFi. The Company’s chief financial officer from September 2012 to February 2013 (Former CFO) was affiliated with London Finance Group. As of September 30, 2012 and December 31, 2011, the Company had $95,000 and $5,000, respectively, accrued for services received from London Finance Group.

The Company’s Former CFO owned a majority interest in the Company’s Mexican distributor. The Company recorded revenues from its Mexican distributor totaling $67,070 and $0 for the nine months ended September 30, 2012 and 2011, respectively.

(6)	Subsequent Events

The Company evaluated subsequent events from the balance sheet date through March 22, 2013, the date at which the financial statements were available to be issued.

Subsequent to September 30, 2012, the Business redeemed $50,000 of a Convertible Note in a single transaction.

On December 20, 2012, Revolution Lighting Technologies, Inc. purchased all the shares of Seesmart Technologies, Inc. for consideration of approximately $10.1 million in cash, approximately 7.7 million common stock shares valued at approximately $5.0 million and 11,915 shares of convertible preferred stock valued at approximately $1.0 million.

Subsequent to the December 20, 2012, acquisition of the Business by Revolution Lighting Technologies, Inc., as described in Note 1, the Business received working capital contributions from Revolution aggregating approximately $5,345,000. Revolution also repaid the Business’ convertible debt aggregating $1,527,050 including principal, interest, and a 20% change-of-control premium on principal. It is expected that an additional $1,894,542 of convertible debt will also be repaid by Revolution.

On March 7, 2013, the Company notified its master logistics supplier of the Company’s intent to terminate its relationship.